Exhibit 99.1
        The Brink’s Company
        1801 Bayberry Court
        P.O. Box 18100
        Richmond, VA 23226-8100 USA
        Tel. 804.289.9600
        Fax 804.289.9770

Contact:        FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

The Brink’s Company Announces Board of Director Changes

A. Louis Parker Elected to Board, Reginald Hedgebeth Retires

RICHMOND, Va., March 18, 2021 – The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announced changes to its board of directors, effective March 16, 2021. Mr. A. Louis Parker has been elected to the board, following the announcement by Reginald Hedgebeth of his intention to retire on March 31, 2021, in connection with his recent appointment as chief legal officer of Capital Group, a global investment management company with more than $2.3 trillion in equity and fixed income assets under management.

Mr. Parker is co-founder, chief financial officer, chief operations officer, and is currently serving as CEO of Visible Men Academy, a transformational, tuition-free, public K-5 charter school for at-risk boys in Bradenton, FL. Mr. Parker also serves on the advisory board of Gray Matter Analytics, a role he has held since 2015, and is vice chairman of the board of the not-for-profit organization, A Better Chance. Mr. Parker brings extensive executive leadership experience in various industries and corporations, including over 13 years of advancing leadership roles at GE. At GE, Mr. Parker served as president & CEO of GE Security from 2004 to 2007 and president and CEO commercial insurance operations from 2001 to 2004. He was named a GE vice president in 2001 and appointed to the GE chairman’s executive committee in 2005.

Previously, Mr. Parker served on the boards of ScanTech Holdings, Grain Communications Group and the Executive Leadership Council.

Doug Pertz, president and CEO of The Brink’s Company, said: “We are delighted to have Louis join the board. His depth of experience and knowledge in acquisition integrations, technology, risk management and finance will help guide our company as we execute our strategic plan to expand our presence in the cash ecosystem with technology-enabled solutions.

“On behalf of the entire Brink’s team, I thank Reggie for his many contributions to the success of our company. Having served as a director for over 10 years, including in critical board leadership positions, Reggie’s expertise and leadership have been invaluable throughout the past decade, and he will be missed greatly. We wish him all the best in his future endeavors.”

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 53 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

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